                                  Exhibit 99.1

                          Balance Sheet of Star Gas LLC

                                  Balance Sheet

                        As of September 30, 2000 and 2001
                                 (in thousands)




                                                                           September 30,         September 30,
               Assets                                                          2000                  2001
                                                                           ------------         --------------
  Investment in Partnerships                                             $        1,018                   382
                                                                           ------------         --------------
                  Total assets                                           $        1,018                   382
                                                                           ============         ==============

                  Liabilities & Shareholders' Equity

  Shareholders' Equity:
    Membership interests                                                 $          --                     --
    Additional paid-in capital                                                   1,581                 1,581
    Retained deficit                                                              (563)               (1,199)
                                                                         --------------         --------------

                  Shareholders' equity                                   $       1,018                   382
                                                                          -------------         --------------

                  Total liabilities and shareholders' equity             $       1,018                   382
                                                                         ==============         ==============


  See accompanying note to balance sheet.


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                          INDEPENDENT AUDITORS' REPORT

The Management and Owners of
Star Gas LLC:

We have audited the accompanying balance sheets of Star Gas LLC (the "Company") as of September 30, 2000 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Star Gas LLC as of September 30, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP
--------------------------
    KPMG LLP

Stamford, Connecticut
December 20, 2001

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Star Gas LLC
Note to Balance Sheet

Star Gas LLC is the General Partner of Star Gas Partners, L.P., ("the Partnership") and Star Gas Propane, L.P. The LLC owns a 1.22% interest in Star Gas Partners, L.P., and a 0.1% interest in Star Gas Propane, L.P. which is 99.9% owned by the Partnership.

The Partnership is a diversified home energy distributor and services provider, specializing in home heating oil, propane, natural gas and electricity. Star Gas Propane, L.P. ("Star Gas Propane"), a subsidiary of the Partnership, markets and distributes propane gas and related products to approximately 280,000 customers in the Midwest, Northeast, Florida and Georgia. Petro Holdings, Inc. ("Petro"), an indirect wholly owned subsidiary of Star Gas Propane, is the nation's largest distributor of home heating oil and serves approximately 530,000 customers in the Northeast and Mid-Atlantic. Total Gas and Electric ("TG&E") is an energy reseller that markets natural gas and electricity to residential homeowners in deregulated energy markets in New York, New Jersey, Florida, Maryland and the District of Columbia and serves approximately 50,000 residential customers. TG&E is currently a 80% owned subsidiary of the Partnership. The Partnership includes the office of the Chief Executive Officer and in addition has the responsibility for maintaining investor relations and investor reporting for the Partnership.

The General Partner conducts, directs and manages all activities of the Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf including the cost of employee wages. The Partnership agreement places significant restrictions on the General Partner's authority to make Partnership affecting decisions such as possessing or assigning specific partnership property, admitting a new partner, committing an act that would not allow the ongoing ordinary business of the Partnership, or transferring of interest as General Partner. Additionally, the Partnership agreement allows for the removal of the General Partner by a 2/3 vote of the common unitholders of the Partnership.

Star Gas LLC was established as the General Partner effective March 26, 1999, when the four shareholders of Star Gas LLC contributed their outstanding shares of Petro common stock for all of the membership interests in Star Gas LLC. Star Gas LLC contributed those shares to the Partnership in exchange for 325,729 general partner units, valued at approximately $1,581,000. The retained deficit of Star Gas LLC reflects its' share of the results of operations of the Partnership from March 26, 1999 through September 30, 2001.